293-310

                                                                       Exhibit 5

               [LETTERHEAD OF BOWLES RICE MCDAVID GRAFF & LOVE]


                                December 15, 1997



The Capital State Bank, Inc.
2402 Mountaineer Boulevard
Charleston, West Virginia  25309

                  Re:  Form S-4 Registration Statement

Ladies and Gentlemen:

     This opinion is rendered in connection with the Form S-4 Registration Statement (the "Registration Statement") filed by South Branch Valley Bancorp, Inc. (the "Registrant") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed offering of approximately 184,005 shares of common stock of Registrant, $2.50 par value ("Common Stock") issuable in connection with the proposed acquisition of The Capital State Bank, Inc. ("Capital State"), Charleston, West Virginia, and Registrant, pursuant to the terms of the Agreement and Plan of Merger dated August 6, 1997, between Capital State and Registrant (the "Plan").

     We are of the opinion that if all the conditions set forth in the Plan are satisfied, the Common Stock, when issued in connection with the Plan in accordance with the terms set forth therein will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights of any shareholder of Registrant.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein.

                                Very truly yours,

                                BOWLES RICE MCDAVID GRAFF & LOVE, P.L.L.C.



                                /s/ Sandra M. Murphy
                                ---------------------------
                                Sandra M. Murphy

SMM/jam
cc:   Mr. H. Charles Maddy, III

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